Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM ANNOUNCES POSTPONEMENT OF ITS ANNUAL MEETING OF SHAREHOLDERS

PRINCETON, N.J. August 27, 2014 — On August 27, 2014, Dataram Corporation (the “Company”) announced that it has determined to postpone the 2014 Annual Meeting of the Stockholders of the Company (the “Annual Meeting”), originally scheduled to be held at 2:00 p.m., Eastern Daylight Time, on Thursday, September 18, 2014. A new date for the Annual Meeting has not yet been determined. The Company also announced that it has reached an agreement in principle with investors (the “Investors”) for the sale of shares of a newly adopted series of Preferred Stock of up to $5 million together with Common Stock Purchase Warrants. The transaction is subject to, among other things, the execution of definitive documents, due diligence, continued listing of the Company’s common stock on The NASDAQ Stock Market, and stockholder approval (the “Preferred Stock Sale Approval”). In addition, the definitive documents will require the Company to increase its Board of Directors to five (5) members, and to nominate three (3) directors on behalf of the Investors to the Company’s Board of Directors at the Annual Meeting (the “Director Proposal”). As such, the Company determined to postpone the Annual Meeting in order to finalize the aforementioned definitive documents and include the Preferred Stock Sale Approval and the Director Proposal in the Definitive Proxy for the Annual Meeting.

A formal notice setting forth the exact date, time, and location of the rescheduled meeting will be mailed to stockholders in due course.

John H. Freeman, Dataram’s President and CEO commented, “We are excited that this transaction will help with the curing of the NASAQ deficiency letter and provide funds for expansion and growth of Dataram”.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.